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                      March 8, 2024

       Bernard Rowe
       Chief Executive Officer
       Ioneer Ltd
       Suite 5.03, Level 5
       140 Arthur Street
       North Sydney, NSW 2060
       Australia

                                                        Re: Ioneer Ltd
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2023
                                                            Filed October 27,
2023
                                                            File No. 001-41412

       Dear Bernard Rowe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Eric Scarazzo